Exhibit 99.1

MoSys, Inc. Announces Fourth Quarter 2008 Outlook

SUNNYVALE, Calif.--(BUSINESS WIRE)--December 19, 2008--MoSys, Inc., (NASDAQ: MOSY), a leading provider of high-density system-on-chip (SoC) memory intellectual property (IP), today announced that it expects total net revenue to range from $3.8 million to $4.1 million and expects an estimated net loss on a GAAP basis ranging from $6.9 million to $7.5 million for the three months ending December 31, 2008. Estimated total net revenue for the year ending December 31, 2008 is expected to range from $13.9 million to $14.2 million, and the estimated net loss on a GAAP basis for that same period is expected to range from $18.9 million to $19.5 million. These ranges include estimated restructuring charges of up to $3.3 million to be recorded in the fourth quarter associated with the Company's recently announced initiative to exit from its analog/mixed-signal product lines.

Forward-Looking Statements

This press release may contain forward-looking statements about the Company, including, without limitation, benefits and performance expected from use of the Company’s 1T-SRAM, 1T-FLASH and analog/mixed-signal technologies, the Company’s execution and results, improving operational efficiencies, growth of the business, future business prospects, and the expected restructuring charges and costs and cost savings, including the timing of such savings, related to the product line exit plan.

Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors. These factors include, but are not limited to, risks, uncertainties and assumptions, including the timing and execution of restructuring plans and programs subject to local labor law requirements, including consultation with appropriate works councils; assumptions related to potential severance costs, and other risks identified in the Company’s most recent reports on forms 10-Q and 10-K filed with the Securities and Exchange Commission, as well as other reports that MoSys files from time to time with the Securities and Exchange Commission.

About MoSys, Inc.

Founded in 1991, MoSys (NASDAQ: MOSY), develops, markets and licenses innovative embedded memory intellectual property (IP) technologies for advanced SoCs used in a variety of home entertainment, mobile consumer, networking and storage applications. MoSys' patented 1T-SRAM and 1T-FLASH technologies offer a combination of high density, low power consumption, high speed and low cost unmatched by other available memory technologies. MoSys' embedded memory IP has been included in more than 160 million devices demonstrating silicon-proven manufacturability in a wide range of processes and applications. MoSys is headquartered at 755 N. Mathilda Avenue, Sunnyvale, California 94085. More information is available on MoSys' website at http://www.mosys.com.

MoSys and 1T-SRAM are registered trademarks of MoSys, Inc. 1T-FLASH(TM) is a trademark of MoSys, Inc

CONTACT:
MoSys, Inc.
Jim Sullivan, CFO, 408-731-1800
jsullivan@mosys.com
or
Investor Relations:
Shelton Group
Beverly Twing, Sr. Acct. Manager, 972-239-5119 ext. 126
btwing@sheltongroup.com